UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2005

LMI AEROSPACE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Missouri
(State or Other Jurisdiction of Incorporation)

0-24293	43-1309065
(Commission File Number)	(IRS Employer Identification No.)

3600 Mueller Road, St. Charles, Missouri	63301
(Address of Principal Executive Offices)	(Zip Code)

(636) 946-6525
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On March 31, 2005, LMI Aerospace, Inc. issued a press release announcing its financial performance during the fourth quarter of and year ending 2004. The text of the press release is attached hereto.

The information in this Current Report on Form 8-K, including the attached press release, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2005

LMI AEROSPACE, INC.

By:	/s/ Lawrence E. Dickinson
Lawrence E. Dickinson
Chief financial Officer and Secretary

Contact:
Ed Dickinson
Chief Financial Officer, 636/916-2150

FOR IMMEDIATE RELEASE

LMI AEROSPACE REPORTS EARNINGS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2004

ST. LOUIS - March 31, 2005 - LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of assemblies, kits and detail sheet metal and machined components to the aerospace, defense and technology industries, announced today that it earned net income of $669,000 in the fourth quarter of 2004 on a 21 percent increase in sales.

Net sales in the fourth quarter of 2004 were $22.5 million, up from $18.6 million in the fourth quarter of 2003. Sales for the sheet metal segment in the fourth quarter of 2004 were $18.0 million, an increase of 26 percent from the $14.3 million reported in the fourth quarter of 2003. The increase is due to higher sales of business jet components, with sales in the fourth quarter of 2004 to Gulfstream, Cessna and Bombardier of $8.5 million, compared to $2.0 million in 2003. For the full year 2004, regional and business jet sales increased to $31.3 million from $18.5 million in 2003, because of new work awarded by Gulfstream and Bombardier, as well as increased production rates on Gulfstream aircraft.

For the machining and technology segment, sales in the fourth quarter of 2004 were $4.5 million, up from $4.2 million in the fourth quarter of 2003. For the full year 2004, sales by the machining and technology segment increased to $16.3 million, compared to $13.9 million in 2003. This sales increase was primarily attributable to higher sales of components for the Apache helicopter.

LMI Aerospace Announces 2004 Results

LMI reported net income in the fourth quarter of 2004 of $669,000 or $0.08 per diluted share, compared to a net loss of ($1.6 million) or ($0.20) per diluted share in 2003. The fourth quarter of 2004 results included pre-tax charges of $280,000 for prior year worker’s compensation losses at two sheet metal plants and accounts receivable write-offs of $167,000 at a California sheet metal plant. The fourth quarter of 2003 results included a pre-tax charge of $1.9 million for obsolete or slow moving inventory, primarily in the sheet metal segment, to recognize the impact of reduced production rates of aircraft produced by aerospace customers.

Gross profit for the fourth quarter of 2004 was $4.6 million or 20 percent of sales, an increase from $1.0 million or 5.3 percent of sales in the fourth quarter 2003. Selling, general and administrative expenses were $3.4 million in the fourth quarter of 2004, down from $3.5 million in the fourth quarter of 2003. Other expenses in the fourth quarter of 2004 included a $100,000 loss on sales of assets, compared to a $300,000 gain on the sale of securities in the fourth quarter of 2003.

For 2004, sales were $85.9 million, up 13 percent from $75.9 million in 2003. Gross profit was $16.4 million or 19 percent of sales in 2004, compared to $8.4 million or 11 percent of sales in 2003. Selling, general and administrative expenses increased from $13.4 million in 2003 to $13.9 million in 2004, the difference represented by an increase in restructuring costs of $400,000.

LMI reported net income for 2004 of $430,000 or $0.05 per diluted share, compared to a net loss of ($4.0 million) or ($0.49) per diluted share for 2003. Results for 2004 and 2003 were negatively impacted by restructuring and moving costs of $1.1 million and $670,000, respectively. In addition, the 2003 loss included $2.2 million of charges for obsolete or slow moving inventory and professional fees, offset by the $300,000 gain on sales of securities.

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LMI Aerospace Announces 2004 Results

Backlog at December 31, 2004, was approximately $94.1 million, up from $53.9 million at December 31, 2003. Approximately $77.3 million of the December 31, 2004, backlog is deliverable within twelve months.

As previously announced in November 2004, LMI entered into a new lending agreement with Wells Fargo Business Credit, Inc. The agreement provides for an $18.0 million revolving line of credit, subject to a borrowing base, plus equipment and real estate term loans of $8.3 million. As of December 31, 2004, the company had $10.6 million outstanding on the revolving line of credit with $3.3 million of additional availability. The company believes that the new credit agreement provides sufficient flexibility to fund the working capital needs resulting from organic growth, as well as the ability to make capital expenditures as needed.

“Our operating results in the fourth quarter of 2004 confirmed the improving trend that began in the second quarter of this year,” said Ronald Saks, President and CEO of LMI Aerospace. “Increasing revenue from our business jet and commercial airplane markets together with a stabilization of demand for military products provide a firm foundation for increased revenues in 2005.”

“Based on planned production rate increases for certain business jets and commercial airplane models, our current forecast for 2005 is for sales of $98 million to $105 million, gross margins of 21 to 24 percent, selling, general and administrative expense of about $14.5 million, interest expense of approximately $1.8 million and a tax rate of 37 percent,” Saks said. “We expect that revenues and gross margins will expand as 2005 progresses, with results in the first quarter of 2005 at the lower ends of forecasted ranges. Based on existing contracts with our customers and anticipated production rates in 2006, we expect sales for current products in 2006 to increase by an additional 5 to 10 percent. Further guidance for 2006 will be provided in July 2005.”

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LMI Aerospace Announces 2004 Results

LMI announces that in the first quarter of 2005, it was awarded a long-term contract with Sikorsky Aircraft, a subsidiary of United Technologies, Inc., for a new work package through 2009. LMI will supply Sikorsky with structural sheet metal components for its BLACK HAWK™ helicopter variants. At current production rates, this agreement should add substantially to LMI’s sales of helicopter components. Revenues will be earned for a portion of 2005, but the full year impact will be in 2006.

“As we look forward to the balance of 2005 and 2006, we are optimistic that LMI will continue to be recognized by our customers for the high quality of its products and services and its ability to provide a wide range of complex products and distribution services,” said Saks. “Our business jet and commercial airplane markets continue to improve, and military product demand is expected to increase as well. Current business risks include the increasing cost of raw materials not under long-term contract, the possible lack of availability of aluminum and steel, and increasing competition from suppliers in low labor cost countries. Our supply chain management group continues to expand, and will be responsible to balance our production between domestic and foreign sources.”

LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The company operates eight facilities that fabricate, machine, finish, kit and integrate formed, close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, for laser equipment used in the semiconductor and medical industries, and for commercial sheet metal industries.

This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2005 and future periods, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the

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LMI Aerospace Announces 2004 Results

Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004, for more details.

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LMI Aerospace Announces 2004 Results

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net sales	$22,461	$18,582	$85,908	$75,855
Cost of sales	17,821	17,603	69,510	67,485
Gross profit	4,640	979	16,398	8,370

Selling, general and administrative expenses	3,371	3,485	13,870	13,423
Income (loss) from operations	1,269	(2,506)	2,528	(5,053)

Other income (expense):
Interest expense	(369)	(411)	(2,175)	(1,645)
Other, net	(109)	271	313	306
Income (loss) before income taxes	791	(2,646)	666	(6,392)

Provision for (benefit of) income taxes	122	(1,006)	236	(2,411)
Net income (loss)	$669	$(1,640)	$430	$(3,981)

Amounts per common share basic and dilutive:
Net income (loss) per common share	$0.08	$(0.20)	$0.05	$(0.49)

Weighted average common shares outstanding	8,199,179	8,181,786	8,186,158	8,181,786

Weighted average dilutive stock options outstanding	55,826	-	13,956	-

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LMI Aerospace Announces 2004 Results

LMI Aerospace, Inc.
Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31,
	2003	2004
Assets
Current assets:
Cash and cash equivalents	$441	$414
Trade accounts receivable, net of allowance of $245 in 2003 and $213 in 2004	9,158	9,093
Inventories	24,159	23,687
Prepaid expenses	787	912
Deferred income taxes	2,206	2,043
Income taxes receivable	1,933	69
Total current assets	38,684	36,218

Property, plant, and equipment, net	22,248	18,947
Goodwill, net	5,653	5,653
Customer intangible assets, net	3,792	3,408
Other assets	142	1,155
Total assets	$70,519	$65,381

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,570	$5,857
Accrued expenses	2,126	2,795
Current installments of long-term debt and capital lease obligations	6,069	1,973
Total current liabilities	12,765	10,625

Long-term debt and capital lease obligations, less current installments	21,756	17,583
Subordinated notes payable	-	1,000
Deferred income taxes	2,206	1,821
Total long-term liabilities	23,962	20,404

Stockholders’ equity:
Common stock, $.02 par value per share; authorized 28,000,000 shares; 8,736,427 shares issued in 2003 and 2004	175	175
Preferred stock, no par value per share; authorized 2,000,000 shares; none issued	-	-
Additional paid-in capital	26,171	26,171
Treasury stock, at cost, 554,641 shares in 2003 and 499,712 shares in 2004	(2,632)	(2,371)
Accumulated other comprehensive income	20	-
Retained earnings	10,058	10,377
Total stockholders’ equity	33,792	34,352
Total liabilities and stockholders’ equity	$70,519	$65,381

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